News Release

Investor Contact:

Niels Christensen, 215-986-6651
Niels.Christensen@unisys.com

Media Contact:

Bruce Hight, 512-944-2032
bruce.hight@hkstrategies.com



UNISYS CORPORATION NAMES PHILIPPE GERMOND TO BOARD OF DIRECTORS

BLUE BELL, Pa., February 16, 2016 -- Unisys Corporation (NYSE: UIS) today announced that Philippe Germond has been elected to the Unisys board of directors.

Germond is Chairman of the Management Board (the equivalent of chief executive officer) of Europcar Groupe S.A., a publicly traded European car rental operator with a presence in more than 140 countries and the leading operator in Europe. He joined Europcar in 2014.

Germond, 58, has extensive senior executive experience. From 2009 to 2014 he was Chairman and Chief Executive Officer of Paris Mutuel Urbain, and of Atos Origin from 2007 to 2008. He was President and Chief Operating Officer of Alcatel from 2003 to 2005, and Chairman and CEO of SFR (Societe Francaise du Radiotelephone-Cegetel) from 1995 to 2002.

Prior to those positions he spent 15 years at Hewlett-Packard, where he began his career and served in a variety of marketing and sales roles of increasing responsibility, ultimately being named, in Europe, Managing Director of the Microcomputer Group and a member of the Management Board. He is a 1979 graduate of the Ecole Centrale Paris and earned an MS in management from Stanford University in 1980.

"We are thrilled that Mr. Germond is joining the Unisys board," said Peter Altabef, president and chief executive officer of Unisys and a member of the Unisys board. "As a successful leader in sales, operations and governance, Philippe brings broad executive experience in a number of industries. His experience implementing transformational projects and making companies more digital and customer-oriented will be helpful to Unisys both as we continue our transformation and bring enhanced value to our clients. In addition, Unisys, with over one half of its revenues outside the U.S. and Canada, and approximately 30 percent of its revenues in EMEA, will benefit greatly from Philippe's vast global experience."

ABOUT UNISYS

Unisys is a global information technology company that works with many of the world's largest companies and government organizations to solve their most pressing IT and business challenges. Unisys specializes in providing integrated, leading-edge solutions to clients in the government, financial services and commercial markets. With more than 20,000 employees serving clients around the world, Unisys offerings include cloud and infrastructure services, application services, security solutions, and high-end server technology. For more information, visit www.unisys.com.

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RELEASE NO.: 0216/9393

Unisys and other Unisys products and services mentioned herein, as well as
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Corporation. Any other brand or product referenced herein is acknowledged to
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